UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                  F O R M 8 - K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                  April 6, 2000



                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





0-19118                                               74-2584033
--------------------------                     ------------------------
(Commission File Number)                           (I.R.S. Employer
                                                 Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                  210-490-4788

Item 2. Acquisition of Disposition of Assets

         On March 31, 2000, Abraxas Petroleum Corporation ("Abraxas") sold a group of non-core assets held by Abraxas Wamustter L.P. a limited patnership of which a subsidiary of Abraxas in the generaal partner, as well as other contiguous assets owned by Abraxas to Sampson Resources Company.. The assets were sold based on a bid prosess. Abraxas received approximately $34 million in cash for it's interest, subject to certain post closing adjustments. The sale included interest in 57 natural gas wells and gross leasehold of approximately 15,000 acres.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

         7(b) Unaudited Pro Forma Financial Statements

            (1) Pro Forma Condensed Balance Sheet as of December 31, 1999.

            (2) Pro Forma Statement of Operations for the year ended December
                31, 1999.


         The following exhibits are filed as part of this report:

NUMBER                                                        DOCUMENT
10.1                                        Purchase and Sale Agreement

99.1                                        Press release dated March 31, 2000.

                                   SIGNATURES


         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          ABRAXAS PETROLEUM CORPORATION



                            By:      ___________________________________
                                     Chris Williford
                                     Executive Vice President, Chief Financial
                                     Officer and Treasurer


Dated:   April 6, 2000

                    PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 1999 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 1999 give effect to the sale of non-core properties described in Item 2. The unaudited pro forma condensed consolidated balance sheet is presented as if the transaction had occurred on December 31, 1999. The unaudited pro forma consolidated statement of operations is presented as if the transaction had occurred on January 1, 1999. The unaudited pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the transaction actually occurred on the dates assumed, nor is it necessarily indicative of the future consolidated results of operations.

                          ABRAXAS PETROLEUM CORPORATION
                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                             As of December 31, 1999


                                                          Abraxas
                                                        Petroleum         Pro-forma
                                                        Corporation      adjustments       Pro Forma
                                                      ---------------  ----------------  -------------
                                                                   (dollars in thousands)
Assets:
  Cash.............................................      $   3,799           31,232 (1)    $    35,031
  Accounts receivable..............................         14,352               --             14,352
  Other............................................            878               --                878
                                                       -------------- ------------------ --------------
         Total current assets......................         19,029           31,232             50,261
Property and equipment.............................        514,353               --            514,353
Less accumulated DD&A..............................        219,687               --            219,687
                                                       -------------- ------------------ --------------
  Net property and equipment.......................        294,666               --            294,666
Deferred financing fees............................          7,711               --              7,711
Restricted cash....................................             --            3,250 (1)          3,250
Other assets.......................................            878             (499) (2)           379
                                                       ============== ================== ==============
         Total assets..............................      $ 322,284     $     33,983        $   356,267
                                                       ============== ================== ==============

Liabilities and stockholders' equity (deficit):
         Total current liabilities.................      $  26,334     $          --       $    30,696

Long-term debt.....................................        273,421                --           269,608
Deferred income taxes..............................         16,935                --            27,429
Minority interest..................................         10,496                --            10,286
Future site restoration............................          4,603                --             4,374
Stockholders' equity (deficit):
  Common stock.....................................            227                --               226
  Additional paid-in capital.......................        127,562                --           128,125
  Accumulated deficit..............................       (139,825)           33,983 (3)      (105,842)
  Treasury stock...................................         (1,071)               --            (1,071)
  Accumulated other comprehensive income...........          3,602                --            (2,886)
                                                       -------------- ------------------ --------------
         Total stockholders' equity (deficit)......         (9,505)           33,983            24,478
                                                       ============== ================== ==============
         Total liabilities and stockholders' equity
         (deficit).................................      $ 322,284     $      33,983       $   356,267
                                                       ============== ================== ==============

             See notes to unaudited pro forma financial information.

                         ABRAXAS PETROLEUM CORPORATIOIN
                               UNAUDITED PRO FORMA
                             STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999

                                                    Abraxas
                                                   Petroleum        Pro-Forma
                                                  Corporation      adjustments        Pro Forma
                                                ---------------   ---------------- ---------------

                                                  (dollars in thousands, except per share data)
Revenue:
  Oil and gas production revenues..........        $   59,025              --         $   59,025
  Gas processing revenues..................             4,244              --              4,244
  Rig revenues.............................               444              --                444
  Other revenues...........................             3,057              --              3,057
                                                ---------------- ----------------- ----------------
         Total revenue.....................            66,770              --             66,770
Operating costs and expenses:
  Lease operating and production taxes.....            17,938              --             17,938
  Depreciation, depletion and amortization.            34,811              --             34,811
  Proved property impairment...............            19,100              --             19,100
  Rig operations...........................               624              --                624
  General and administrative expense.......             5,269             597 (1)          5,866
                                                ---------------- ----------------- ----------------
         Total operating expenses..........            77,742             597             78,339
                                                ---------------- ----------------- ----------------
Operating income (loss)....................           (10,972)           (597)           (11,569)
Other (income) expense:
  Interest income..........................              (666)             --               (493)
  Amortization of deferred financing fee...             1,915              --              1,915
  Interest expense.........................            36,815              --             36,815
  Other income.............................               --          (33,983) (2)       (33,983)
                                                ---------------- ----------------- ----------------
         Total other expenses..............            38,064         (33,983)              4,081
                                                ---------------- ----------------- ----------------
Income (loss) before tax...................           (49,036)         33,386            (15,650)
Income tax (expense) benefit:
  Current..................................              (491)             --               (491)
  Deferred.................................            13,116              --             13,116
Minority interest income (loss)............               269              --                269
                                                ---------------- ----------------- ----------------
Net (loss) applicable to common stockholders       $  (36,680)      $  33,386         $   (3,294)
                                                ================ ================= ================
Net (loss) per share.......................        $    (5.41)             --         $    (0.49)
                                                ================ ================= ================



             See notes to unaudited pro forma financial information

Notes to Unaudited Pro Forma Balance Sheet as of December 31, 1999 assuming that transaction occurred on December 31, 1999.

(1)      Proceeds from sale of assets.
(2)      Cost basis of assets sold.
(3)      Gain on sale.

Notes to Unaudited Pro Forma Statement of Operations for the year ended December 31, 1999 assuming that transaction occurred on January 1, 1999.

(1)      Reversal of overhead reimbursement received from partnership.
(2)      Gain on sale of assets.

                                                                   Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE               www.abraxaspetroleum.com

FOR MORE INFORMATION CONTACT:
CHRIS WILLIFORD, EVP/CFO

                 ABRAXAS PETROLEUM CORPORATION NETS $34 MILLION
                        ON SALE OF CERTAIN WYOMING ASSETS

SAN ANTONIO, TX - (March 31, 2000) - Abraxas Petroleum Corporation (OTC Bulletin
Board: AXAS) announced today the sale of a group of non-core properties, the assets held by Abraxas Wamsutter L.P., as well as certain other contiguous assets. Abraxas received approximately $34 million in cash for its interests, subject to certain post closing adjustments, further strengthening Abraxas' balance sheet. The sale will result in Abraxas booking a gain in the first quarter 2000 of $33 million with a corresponding increase in book equity. Proceeds will be used to fund Abraxas' 2000 capital expenditure program which is focused primarily on horizontal exploitation of existing properties.

The sale validates Abraxas' joint venture approach to non-core properties. Abraxas owned a 1% interest in Abraxas Wamsutter L.P. which under the terms of the partnership agreement, increased as certain rate of return requirements of the L.P. were satisfied. As a result of the sale, the receipt of Abraxas' back-in value for these properties was greatly accelerated.

The sale included interests in 57 natural gas wells and gross leasehold of approximately 15,000 acres. The properties are located in Sweetwater and Carbon Counties, Wyoming. The buyer of the properties is Samson Resources Company, a private Tulsa, Oklahoma-based oil and gas company. Abraxas originally sold these properties to Abraxas Wamsutter L.P. in November 1998.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploration and production company that also processes natural gas. It operates primarily along the Texas Gulf Coast, in the Permian Basin of western Texas, western Canada and Wyoming.

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

                                                                  EXHIBIT 10.1
                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of March 6, 2000 is among Abraxas Wamsutter L.P., a Texas limited partnership ("Wamsutter"), Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas" and, together with Wamsutter, "Seller"), each with offices at 500 North Loop 1604 East, Suite 100, San Antonio, Texas, 78232, and Samson Resources Company, an Oklahoma corporation ("Buyer"), with offices at Samson Plaza, Two West Second Street, Tulsa, Oklahoma, 74103-3103, Seller and Buyer are sometimes hereinafter collectively called the "Parties" and individually called a "Party."

WHEREAS, Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms, conditions, reservations and exceptions hereinafter set forth, Seller's interest in and to certain oil and gas properties and other assets related thereto as further described hereinafter;

NOW THEREFORE, for and in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1. PROPERTY DESCRIPTION

1.1 The Interests. Subject to the terms, conditions, reservations and exceptions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver unto Buyer, and Buyer shall purchase, receive, pay for and accept, as of 7:00 a.m. local time where the properties are located, January 1, 2000 (the "Effective Date"), all of Seller's right, title and interest in and to the following:

         1.1.1 the undivided interest set forth in Exhibit A, Schedule I attached hereto and made a part hereof for all purposes, together with all of Seller's other right, title and interest in and to the oil, gas and mineral leases and other interests in oil and gas described in Exhibit A, Schedule II, including mineral, royalty and overriding royalty interests, and all rights, privileges and obligations appurtenant to those interests and leases INSOFAR AND ONLY INSOFAR AS those interests and leases cover and include the lands, depths and rights described in Exhibit A, Schedule II hereto (the "Leases");

         1.1.2 all rights and interests in any unit or pooled area in which the Leases are included, to the extent that these rights and interests arise from and are associated with the Leases, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority;

         1.1.3 all oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or lands unitized or pooled with the Leases;

         1.1.4 all equipment, facilities, pipelines, pipeline laterals, gathering systems, platforms, well pads, tank batteries, improvements, fixtures, inventory, spare parts, tools, materials and other personal property on the Leases or used in developing or operating the Leases or producing, treating, storing, compressing, processing or transporting hydrocarbons on or from the Leases other than that specifically designated as retained property in Exhibit B or excluded from the Interests in Section 1.2 hereof (the "Equipment");

         1.1.5 to the extent assignable or transferable and except to the extent any of the following are attributable or allocable to rights and interests retained by Seller, if any, all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar interests applicable to or used in operating the Leases, the lands unitized or pooled with the Leases or the Equipment, as set forth in Exhibit A,
                    Schedule III hereto;

         1.1.6 to the extent assignable or transferable, all contracts and contractual rights, obligations and interests relating to the Leases or the lands unitized or pooled with the Leases, or the Equipment, including, without limitation, unit agreements, farmout agreements, farm-in agreements, operating agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements, surface leases, operating agreements, whether of record or not, as described in Exhibit A, Schedule IV hereto (the "Contracts");

         1.1.7 Any fee mineral interests described in Exhibit A, Schedule V (the "Fee Mineral Interests"), including without limitation all rights and obligations pertaining to the Fee Mineral Interests under any of the Contracts;

         1.1.8 Any fee surface interests described in Exhibit A, Schedule VI (the "Fee Surface Interests"), including without limitation all rights and obligations pertaining to the Fee Surface Interests under any of the Contracts

         1.1.9 (a) All of Seller's right, title and interest in and to those certain Credit Payments representing Section 29 Tax Credits attributable to the oil and gas leases located in Carbon and Sweetwater Counties, Wyoming, more particularly described in Exhibit A, Schedule VII attached hereto and incorporated herein, insofar as the leases cover the right to produce certain wells identified in Exhibit A, Schedule VIII, attached hereto and incorporated herein, from certain identified tight sands formations, which Credit Payments were originally agreed to be paid to Dalen Resources Oil & Gas Co. ("Dalen"), predecessor in interest to Abraxas, by Tgas Investments, LLC ("Tgas") under the terms of that certain Purchase and Sale Agreement dated August 1, 1995, pertaining to the leases and wells identified in Exhibit A, Schedules VII and VIII hereto; and

         (b) All of Seller's right, title and interest, if any, in and to the oil and gas leases described in Exhibit A, Schedule VII, insofar only as said leases cover and pertain to the wells set forth in Exhibit A, Schedule VIII.

         and

         1.1.10 all other tangibles, miscellaneous interests or other assets on or used in connection with the Leases, Equipment and/or Contracts, including, without limitation, all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to the items described in Sections 1.1.1 through 1.1.9 hereof.

Seller's interests in the assets described in Sections 1.1.1 through 1.1.10 above are hereinafter collectively called the "Interests".

1.2 Exclusions from the Interests. The Interests to be conveyed and assigned under this Agreement do not include:
         -----------------------------

         1.2.1 All of Seller's interest in and to the leases, lands and other interests described in Exhibit A, Schedule IX;

         1.2.2 Seller's intellectual property used in developing or operating the Interests, computer software, 3-D seismic and computer software licensed from third parties, patents, trade secrets, copyrights, names, marks and logos, all of which Seller will remove before or as soon as possible after Closing;

         1.2.3 Trade credits and rebates from contractors and vendors, accounts and notes receivable, and adjustments or refunds attributable to Seller's interest in the Interests that relate to any period before the Effective Date, including without limitation transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Contracts;

         1.2.4    Deposits,   cash,  checks  in  process  of  collection,   cash
                  equivalents and funds attributable to Seller's Interests pertaining to any periods before the Effective Date;

         1.2.5 All test units and all leased vehicles and equipment for which Buyer does not assume the applicable lease under this Agreement; and all third party equipment and property located on the Leases, including without limitation contractor equipment.

1.3      Ownership of Production from the Interests Prior to the Effective Date.

         (i) Seller will own all merchantable oil, gas, condensate and distillate ("Hydrocarbons") produced from the Interests before the Effective Date. If, on the Effective Date, Hydrocarbons produced from the Interests before the Effective Date are stored in the Leases or unit stock tanks (the "Stock Tank Oil"), or in Leases or unit gathering lines or production facilities upstream of the sale or custody transfer meters of the purchaser or processor of Hydrocarbon production from the Interests (the Pipeline Inventory"), Buyer shall purchase from Seller the merchantable Stock Tank Oil above pipeline connections in the stock tanks and the Pipeline Inventory at the price of $25.39 per barrel, less severance taxes and royalties. Buyer shall pay Seller for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Sale Price at Closing, as provided in Section 2.2 hereof.

         (ii) The Stock Tank Oil and the Pipeline Inventory will be gauged and measured as of 7:00 a.m. local time where the Interests are located on the Effective Date. Seller and Buyer will accept the Lease or unit operator's tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

1.4 Ownership of Production from the Interests After the Effective Date. Buyer will own all Hydrocarbons produced from the Interests on and after the Effective Date. Seller will sell, on Buyer's behalf, all Hydrocarbons produced from the Interests between the Effective Date and the Closing Date (as hereinafter defined), and Seller will credit Buyer for the proceeds of those sales as an adjustment at Closing, as provided in Section 2.2 hereof. Subject to any continuing sales obligations under the Contracts, Buyer may sell Hydrocarbons produced from the Interests on and after the Closing Date as it deems appropriate.


ARTICLE 2.  CONSIDERATION

2.1      Sale Price.

         2.1.1      Amount Due at Closing

                   (i) At Closing (as hereinafter defined), Buyer shall pay to Seller the cash sum of $127,385,590.00 for the Interests (the "Sale Price"), adjusted by the Earnest Money pursuant to Section 2.1.3 and the Closing adjustments specified in Section 2.2 hereof and further adjusted by the post-Closing adjustments specified in Section 2.3 hereof.

                   (ii) The Sale Price shall be paid to Seller by wire transfer to a bank account to be designated by Seller in accordance with written instructions to be provided by Seller to Buyer no later than three (3) business days prior to the Closing.

         2.1.2 Allocated Values. As shown on Schedule 2.1.2, Buyer has allocated the values ("Allocated Values") to the Interests for the purposes of this Agreement.

         2.1.3 Earnest Money. Upon the execution of this Agreement, Buyer shall pay to Wamsutter an earnest money deposit (the "Earnest Money") in the amount of $10,000,000.00 to assure Buyer's performance under this Agreement. If Seller and Buyer close the transaction contemplated by this Agreement, the Earnest Money will be applied to the Sale Price. If Buyer and Seller fail to close the transaction contemplated by this Agreement, Seller and Buyer will have the respective rights and obligations with respect to the Earnest Money set forth in
                   Article 6 hereof.

2.2      Adjustments at Closing

         2.2.1 Preliminary Settlement Statement. At Closing, the Sale Price will be adjusted as set forth in Sections 2.2.2 and 2.2.3. No later than three (3) business days prior to Closing, Seller will provide to Buyer a preliminary settlement statement identifying all adjustments to the Sale Price to be made at Closing (the "Preliminary Settlement Statement"). Seller and Buyer acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement for the Interests to be prepared pursuant to Section 2.3 hereof.

         2.2.2 Upward Adjustments. The Sale Price will be increased by the following expenses and revenues:

                    (i) all production expenses, operating expenses, overhead expenses under applicable operating agreements and capital expenditures paid or incurred by Seller in connection with the Interests (including, without limitation, royalties, minimum royalties, rentals and prepaid charges), to the extent they are attributable to operation of the Interests on and after the Effective Date;

                    (ii) any proceeds for the sale of Hydrocarbons and other income from the Interests received by Buyer, to the extent they are attributable to the operation of the Interests before the Effective Date;

                    (iii) the value of the Stock Tank Oil and the Pipeline Inventory as provided in Section 1.3 hereof; and

                    (iv) any other increases in the Sale Price specified in this Agreement.

         2.2.3 Downward Adjustments. The Sale Price will be decreased by the following expenses and revenues:

                    (i) all actual production expenses, operating expenses, overhead under applicable operating agreements and capital expenditures paid or incurred by Buyer in connection with the Interests (including, without limitation, royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to operation of the Interests before the Effective Date;

                    (ii) any proceeds for the sale of Hydrocarbons and other income received by Seller from the Interests, to the extent they are attributable to the operation of the Interests on and after the Effective Date; and

                    (iii) Any other decreases in the Sale Price specified in this Agreement.

2.3     Adjustments After Closing.

         2.3.1 Final Settlement Statement. Within one hundred twenty (120) days after Closing, Seller will prepare a final settlement statement for the interests containing a final reconciliation of the adjustments to the Sale Price specified in Section 2.1 (the "Final Settlement Statement"). However, the failure of Seller to complete the Final Settlement Statement within 120 days after Closing will not constitute a waiver of any right to an adjustment otherwise due. Buyer will have thirty (30) days after receiving the Final Settlement Statement to provide Seller with written exceptions to any items in the Final Settlement Statement that Buyer believes in good faith to be questionable. All items in the Final Settlement Statement to which Buyer does not except within the 30 day review period will be deemed to be correct.

         2.3.2 Payment of Post-Closing Adjustments. Any additional adjustments to the Sale Price (including disputed items) will be offset against each other so that only one payment is required. The Party owing payment will pay the other Party the net post-Closing adjustment to the Sale Price within ten
                   (10) days after the expiration of Buyer's 30 day review period for the Final Settlement Statement. However, the payment of any disputed items will be subject to the further rights of the Parties under Section 2.3.3.

         2.3.3 Resolution of Disputed Items. After the completion and delivery of the Final Settlement Statement, the Parties agree to negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the Parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the Party owing payment will pay the other Party within ten (10) days after the Parties reach agreement. If the Parties are unable to agree on the amount due with respect to any disputed items within sixty (60) days after Seller receives Buyer's written exceptions to the Final Settlement Statement, then (i) the Parties will attempt to resolve their disagreement with respect to the disputed items by mediation, as provided in Section 12.16 hereof, and (ii) if the Parties are unable to resolve their disagreement over the disputed items by mediation, such dispute shall be determined in accordance with Section 2.3.4.

         2.3.4 Arbitration. If a dispute relating to the Final Settlement Statement cannot be resolved pursuant to Section 2.3.3, such dispute shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand ($250,000), exclusive of interest, attorneys' fees and costs, or if a single neutral arbitrator cannot be agreed upon within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, each party shall select its own neutral arbitrator within 15 days of the expiration of such 30-day period and the two neutral arbitrators so selected shall select a third neutral arbitrator within 10 days of the expiration of such 15-day period. The 3 persons thus selected shall be the arbitrators for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. If a dispute is to be resolved by a sole arbitrator in accordance with the terms hereof, or if the dispute is to be resolved by a panel of three (3) arbitrators as provided herein above, then such sole arbitrator or the chairperson of such panel, as the case may be, shall be a member of a state bar engaged in the practice of law in the United States or a retired member of a state or the federal judiciary in the United States. The award of the arbitrator(s) shall require a majority of the arbitrators in the case of a panel of arbitrators, shall be in writing and reasoned, shall be based on the evidence admitted and the substantive law of the State of Texas and shall contain an award for each issue and counterclaim. The award shall be made within thirty (30) days following the close of the final hearing and the filing of any post hearing briefs authorized by the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the parties hereto and the subject matter. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction. The place of arbitration shall be in Dallas, Texas. Each party shall be entitled to inspect and obtain a copy of relevant documents in the possession or control of the other party and to take depositions of the other parties' employees, agents, representatives and witnesses (including expert witnesses). All such discovery shall be in accordance with procedures approved by the arbitrator(s). Unless otherwise provided in the award, each party shall bear its own costs of discovery. All discovery shall be expedited, consistent with the nature and complexity of the claim or dispute and consistent with fairness and justice. The arbitrator(s) shall have the power to compel any party to comply with discovery requests of the other parties and to issue binding orders relating to any discovery dispute which shall be enforceable in the same manner as awards. The arbitrator(s) also shall have the power to impose sanctions for abuse or frustration of the arbitration process, including without limitation, the refusal to comply with orders of the arbitrator(s) relating to discovery and compliance with subpoenas. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the courts of the State of Texas for entry of any arbitration decision or to obtain any preliminary relief which may be necessary and hereby consents to the enforcement by such courts of any award rendered in such arbitration.

2.4 Payment Method. Unless the Parties otherwise agree in writing, all payments under this Agreement shall be made by wire transfer in immediately available funds to an account designated by the Party receiving payment.

2.5 Principles of Accounting. The Preliminary Settlement Statement and the Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry and with reasonable supporting documentation for each item in those statements.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

3.1 Wamsutter's Representations. Wamsutter represents and warrants to Buyer that the following statements are true and accurate as of the execution date of this Agreement, the Effective Date and the Closing Date.

         3.1.1 Authority. Wamsutter is a duly organized limited partnership validly existing under the laws of the State of Texas, is duly qualified to carry on its business in the state in which the Interests are located, and has full power and authority to enter into and perform this Agreement according to its terms.

         3.1.2 Requisite Approvals. Wamsutter's execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership action and will not violate or conflict with any agreement, law, rule, regulation, charter or other instrument governing Wamsutter or by which Wamsutter is bound, except where such violation or conflict would not have a material adverse effect on Wamsutter.

         3.1.3 Validity of Obligation. This Agreement and all other transaction documents executed and delivered on or before the Closing Date (i) have been duly executed by Wamsutter's authorized representatives; (ii) constitute the valid and legally binding obligations of Wamsutter, and (iii) are enforceable against Wamsutter in accordance with their respective terms.

         3.1.4 No Violation of Contractual Restrictions. The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Wamsutter is a party or by which Wamsutter is bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) required consents to transfer and related provisions; (ii) maintenance of uniform interest provisions in joint operating agreements; and (iii) any other third party approvals or consents contemplated in this Agreement.

         3.1.5 No Violation of Other Legal Restrictions. The execution, delivery and performance of this Agreement by Wamsutter does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Wamsutter or the Interests being sold by Wamsutter is subject.

         3.1.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to its actual knowledge, threatened against Wamsutter.

         3.1.7 Broker's Fees. Wamsutter has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         3.1.8 Lawsuits and Claims. There is no action, suit, proceeding, or written claim by any person, entity, administrative agency or governmental body pending or, to the best of its knowledge, threatened, or to the best of its knowledge, any investigation by any person, entity, administrative agency or governmental body, against Wamsutter before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement (except for any such action, suit, proceeding, claim or investigation that does not and would not, individually or in the aggregate, have a material adverse effect on the same). Except for the actions, suits, or other proceedings that are set forth on Schedule 3.1.8 attached hereto or that generally effect the oil and gas industry, there are no pending actions, suits, or other proceedings to which Wamsutter is a party and for which Wamsutter has received service of process which affect the Interests being sold by Wamsutter in any material respect.

         3.1.9 Calls on Production. There exists no contracts that provide for calls on production or other rights to purchase production from the Interests, except for those contracts scheduled on Schedule 3.1.9 attached hereto.

         3.1.10 Preferential Rights. To Wamsutter's knowledge, all preferential rights to purchase that are contained in Joint Operating Agreements or other contracts to which Wamsutter is a party and that effect the Interests, are set forth on
                   Schedule 3.1.10 hereto.

         3.1.11 Severance Taxes. The Wyoming state severance taxes applicable to the incremental production (as defined by the Wyoming tax authorities) attributable to the Interests set forth on
                   Schedule 3.1.11 from reworking of the wells thereon have been reduced from 6% to 2%.

         3.1.12 Section 29 Tax Credits. The production from the wells listed on Exhibit A, Schedules VII and VIII qualifies as production from a "tight formation" within the meaning of Section 29(c)(1)(B)(i) of the Internal Revenue Code of 1986, as amended, and any successor statute thereto and have been certified as gas produced from a tight formation in accordance with Section 503 of the Natural Gas Policy Act of 1978.

3.2 Abraxas' Representations. Abraxas represents and warrants to Buyer that the following statements are true and accurate as of the execution date of this Agreement, the Effective Date and the Closing Date.

         3.2.1 Authority. Abraxas is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to carry on its business in the state in which the Interests are located, and has the corporate power and authority to enter into and perform this Agreement according to its terms.

         3.2.2 Requisite Approvals. Abraxas' execution, delivery and performance of this Agreement has been duly authorized by all necessary corporation action and will not violate or conflict with any agreement, law, rule, regulation, charter or other instrument governing Abraxas or by which Abraxas is bound except where such violation or conflict would not have a material adverse effect on Abraxas.

         3.2.3 Validity of Obligation. This Agreement and all other transaction documents executed and delivered on or before the Closing Date (i) have been duly executed by Abraxas' authorized representatives; (ii) constitute the valid and legally binding obligations of Abraxas, and (iii) are enforceable against them in accordance with their terms.

         3.2.4 No Violation of Contractual Restrictions. The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Abraxas is a party or by which Abraxas is bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) required consents to transfer and related provisions; (ii) maintenance of uniform interest provisions in joint operating agreements; and (iii) any other third party approvals or consents contemplated in this Agreement.

         3.2.5 No Violation of Other Legal Restrictions. The execution, delivery and performance of this Agreement by Abraxas does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Abraxas or the Interests being sold by Abraxas is subject.

         3.2.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to its actual knowledge, threatened against Abraxas.

         3.2.7 Broker's Fees. Abraxas has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         3.2.8 Lawsuits and Claims. There is no action, suit, proceeding, or written claim by any person, entity, administrative agency or governmental body pending or, to the best of its knowledge, threatened, or to the best of its knowledge, any investigation by any person, entity, administrative agency or governmental body, against Abraxas before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement (except for any such action, suit, proceeding, claim or investigation that does not and would not, individually or in the aggregate, have a material adverse effect on the same). Except for the actions, suits, or other proceedings that are set forth on Schedule 3.2.8 attached hereto or that generally effect the oil and gas industry, there are no pending actions, suits, or other proceedings to which Abraxas is a party and for which Abraxas has received service of process which affect the Interests being sold by Abraxas in any material respect.

         3.2.9 Calls on Production. There exists no contracts that provide for calls on production or other rights to purchase production from the Interests, except for those contracts scheduled on Schedule 3.2.9 attached hereto.

         3.2.10 Preferential Rights. To Abraxas' knowledge, all preferential rights to purchase that are contained in Joint Operating Agreements or other contracts to which Abraxas is a party and that effect the Interests, are set forth on Schedule 3.2.10 hereto.

3.3 Buyer's Representations. Buyer represents and warrants to Seller that the following statements are true and accurate as of the execution date of this Agreement, the Effective Date and the Closing Date.

         3.3.1 Corporate Authority. Buyer is a duly organized corporation validly existing and in good standing under the laws of the state of Oklahoma, is duly qualified to carry on its business in the state in which the Interests are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms and this Agreement has been duly executed and delivered by Buyer.

         3.3.2 Requisite Approvals. Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action and will not conflict with or violate any agreement, law, rule, regulation, ordinance, charter or other instrument governing Buyer or by which Buyer is bound, except where such violation or conflict would not have a material adverse effect on Buyer.

         3.3.3 Validity of Obligation. This Agreement and all other transaction documents executed and delivered on or before the Closing Date (i) have been duly executed by Buyer's authorized representatives; (ii) constitute the valid and legally binding obligations of Buyer, and (iii) are enforceable against it in accordance with their respective terms.

         3.3.4 No Violation of Contractual Restrictions. The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Buyer is a party or by which it is bound ' except any provision contained in agreements customary in the oil and gas industry relating to: (i) preferential rights to purchase all or any portion of an Interest; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions in joint operating agreements, and (iv) any other third party approvals or consents contemplated in this Agreement.

         3.3.5 No Violation of Other Legal Restrictions. The execution, delivery and performance of this Agreement by Buyer does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Buyer or the Interests is or, upon Closing, will be subject.

         3.3.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against Buyer.

         3.3.7 Independent Evaluation. Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Interests from Seller and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Seller. Buyer represents that in entering into this Agreement, Buyer has relied solely on the express representations, warranties and covenants of Seller in this Agreement, Buyer's independent investigation of, and judgment with respect to, the Equipment and the other Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of Seller or any representatives of, or consultants or advisors engaged by Seller. Buyer further represents that it has not relied and will not rely on any statements by Seller or any of its representatives, consultants or advisors, including, without limitation, Randall & Dewey, Inc., in making its decision to enter into this Agreement or to close this transaction.

         3.3.8 Broker's Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         3.3.9 Lawsuits and Claims. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of its knowledge, threatened, against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement (except for any such action, suit, proceeding, claim or investigation that does not and would not, individually or in the aggregate, have a material adverse effect on the same).

         3.3.10 Securities Laws. Buyer has complied with all federal and state securities laws applicable to the purchase and sale of the Interests and will comply with such laws if it subsequently disposes of all or any part of the Interests.

         3.3.11 Financing. Buyer has the financial capacity to consummate the transactions contemplated by this Agreement.

3.4 Notice of Changes. Seller and Buyer will each give the other prompt written notice of any matter materially affecting any of their unqualified representations or warranties under this Article 3 or rendering any such warranty or representation untrue or inaccurate.

3.5 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including, without limitation, those in Article 3 of this Agreement) are exclusive, and are given in lieu of all other representations and warranties, express or implied.


ARTICLE 4.  TITLE WARRANTY; DISCLAIMER OF WARRANTIES

4.1 Special Warranty of Title; Encumbrances. SELLER CONVEYS THE INTERESTS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, ENCUMBRANCES, NATIVE ALLOTMENTS AND OTHER RIGHTS OF RECORD, AND WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY, OR IMPLIED, EXCEPT THAT SELLER SPECIALLY WARRANTS AND AGREES TO DEFEND TITLE TO THE INTERESTS IT CONVEYS TO BUYER AGAINST THE CLAIMS, ENCUMBRANCES AND DEMANDS OF ALL PERSONS CLAIMING TITLE TO THE INTERESTS BY, THROUGH, OR UNDER SELLER BUT NOT OTHERWISE, SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION
         4.1. Seller's special warranty of title contained in the preceding sentence applies to Seller's contractual and record title interest to be conveyed to Buyer under this Agreement, as that contractual and record title interest is specifically described in Exhibit A; provided, however, Seller's special warranty is limited by all of the following to the extent binding upon Seller: (i) all instruments of record as of the Effective Date; and (ii) all future changes in the fee mineral interests, working interests, royalty interests, overriding royalty interests or net revenue interests stated in Exhibit A that may be caused by the operation of any provision of the instruments or contracts specifically noted or described in Exhibit A. With respect to any claim Seller may be obligated to defend pursuant to this warranty, Buyer shall have the right, but not the obligation, to participate fully in the defense of the claim.

4.2      Condition and Fitness of the Interests. Except as set forth in Section
         4.1 of this Agreement, SELLER CONVEYS THE INTERESTS TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE INTERESTS, OR (ii) THE FITNESS OF THE INTERESTS FOR A PARTICULAR PURPOSE. BUYER HAS INSPECTED, OR BEFORE CLOSING WILL INSPECT OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE INTERESTS FOR ALL PURPOSES, INCLUDING WITHOUT LIMITATION FOR THE PURPOSE OF DETECTING THE PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM") AND MAN MADE MATERIAL FIBERS ("MMMF") AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES. BUYER IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE INTERESTS AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION AND "WITH ALL FAULTS". SELLER DISCLAIMS ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF NORM OR MMMF ON THE INTERESTS AND IF TESTS HAVE BEEN CONDUCTED BY SELLER FOR THE PRESENCE OF NORM OR MMMF, SELLER DISCLAIMS ANY WARRANTY RESPECTING THE ACCURACY OF SUCH TESTS OR RESULTS.

4.3 Information About the Interests. SELLER AND ITS CONSULTANTS, INCLUDING, WITHOUT LIMITATION, RANDALL & DEWEY, INC., MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE INTERESTS; (ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS; (iii) THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE INTERESTS, OR (vi) THE ENVIRONMENTAL CONDITION OF THE INTERESTS. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN
         SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES ACT"); ACKNOWLEDGES THAT THE EXPRESS WAIVERS CONTAINED IN THIS SECTION 4.3 SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THESE WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THESE WAIVERS. ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.

4.4 Subrogation of Warranties. To the extent transferable, Seller will give and grant to Buyer, its successors and assigns full power and right of substitution and subrogation in and to all covenants' and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Interests or any part thereof prior to the Effective Date of this Agreement.


ARTICLE 5.  DILIGENCE REVIEW OF THE INTERESTS

5.1 Access to Records. After execution of this Agreement, Seller shall give Buyer and its authorized representatives, during regular business hours, at Buyer's sole risk, cost and expense, access, with copying privileges, to all production, engineering and other technical data and records, and to all contract, land, title, lease, marketing and accounting records to the extent such data and records are in Seller's possession and relate to the Interests, and to such other information relating to the Interests as Buyer may reasonably request. However, Seller shall have no obligation to provide Buyer such access to any data or information which (i) Seller considers proprietary or confidential or (ii) Seller cannot legally provide Buyer because of third-party restrictions on Seller. Buyer shall keep all materials and data obtained confidential until the Closing Date. Any confidentiality agreement previously executed by Seller and Buyer with respect to the Interests will continue in force and effect until the Closing Date; provided, however, that in the event that the transactions contemplated by this Agreement are not consummated, the confidentiality agreement shall continue in full force and effect for the period of time set forth therein.. Buyer shall take all reasonable steps necessary to ensure that Buyer's authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect. Upon termination of this Agreement without Closing, and upon receipt of Seller's written request, Buyer shall return to Seller any and all materials and data relating to any properties not purchased at Closing and shall destroy any and all of Buyer's notes and work papers derived therefrom in accordance with the terms of said confidentiality agreement.

5.2 Physical and Environmental Inspection. After the execution of this Agreement, Seller will permit Buyer and its authorized representatives reasonable physical access to the Leases and Equipment at times approved by Seller and at Buyer's sole cost, risk and expense for the purposes of inspecting the same, conducting such tests, examinations, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the physical and environmental condition of the Leases and Equipment. Buyer shall repair any damage to the Interests resulting from its inspection and shall defend and indemnify Seller and Seller's affiliates, partners, members, shareholders, directors, officers, agents, representatives, consultants, advisers, contractors, successors and assigns (collectively, the "Seller Indemnified Group") from any and all Claims (as hereinafter defined) arising from Buyer inspecting and observing the Interests, including, without limitation,
         (i) Claims for personal injury to or death of employees of Buyer, its agents, contractors, subcontractors or invitees and/or damage to the property of Buyer or others acting on behalf of Buyer, REGARDLESS OF WHETHER SUCH CLAIMS ARE CAUSED BY THE CONCURRENT NEGLIGENCE OF SELLER OR THE CONDITION OF THE INTERESTS, and (ii) Claims for personal injury to or death of employees of Seller or third parties and damage to the property of Seller or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of Buyer. As used in this Agreement, the term "Claims" means any and all losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments, including, without limitation, reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement for (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; and (iii) violations of applicable laws, rules, regulations, orders; or (iv) any other legal right or duty actionable at law or equity.

5.3     Environmental Assessment.

         5.3.1 Inspection and Test Results. Buyer agrees to provide to Seller a copy of any and all environmental inspections and assessments, including, without limitation, all written reports, data and conclusions. Buyer and Seller shall keep any and all data or information acquired by all such examinations and results of all analysis of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of the other party, unless required to do so by applicable law or by the order of a Court or regulatory agency. Notwithstanding the foregoing, Buyer may disclose the results of any such environmental inspections and assessments to its employees, agents and representatives that have a need to review same in order to conclude the necessary environmental review and assessment under this Agreement, provided that Buyer hereby agrees to enter into agreements with such employees, agents and representatives binding such persons to the same confidentiality obligations as are contained herein. The foregoing obligation of confidentiality shall survive for five (5) years after the Closing and will survive the termination of this Agreement without closing.

         5.3.2 Notice of Environmental Conditions. Prior to Closing, Buyer will review the inspection and testing results for the Interests and determine based on those results if any adverse environmental conditions exist with respect to the Interests. No later than 5 business days before Closing, Buyer will notify Seller in writing of any adverse environmental conditions with respect to the Interests, and the estimated value of any such environmental condition. The value of an environmental condition for purposes of Section 5.3.3 will be the estimated amount of all costs and Claims associated with the remediation or correction of the environmental condition, as determined by the agent or representative of Buyer that conducted the environmental assessment and as agreed upon by Buyer and Seller.

         5.3.3     Rights and Remedies for Environmental Conditions.

                   (i) With respect to any environmental condition affecting the Interests, Buyer may (a) request Seller to cure the environmental condition, but Seller will have no obligation to cure the environmental condition, or (b) request an adjustment in the Sale Price equal to the estimated value of the environmental condition as mutually agreed by Seller and Buyer; provided, however, that in the event that the cost to cure the environmental condition or the amount of the adjustment to the Sale Price as a result of any environmental condition is greater than the Allocated Value of the Interest subject to the environmental condition, then Seller, in its sole discretion, may elect to retain such Interest and the Sale Price shall be reduced by the amount of the Allocated Value for such Interest and if Seller makes such election, then Buyer, in its sole discretion, may elect to include such Interest in the transactions contemplated by this Agreement and the Sale Price shall only be reduced by the amount of the Allocated Value for such Interest. If Seller and Buyer are unable to agree no later than 3 business days before Closing on curative measures or the amount of an adjustment to the Sale Price with respect to any such environmental condition, the Parties will have the rights and remedies set forth in subpart (ii) of this
                        Section 5.3.3.

                   (ii) The rights and remedies of the Parties with respect to environmental conditions on the Interests on which the Parties cannot agree on curative measures or a Sale Price adjustment are as follows:

                           (a) If the collective value of the environmental conditions is less than 1% of the Sale Price, the Parties will be obligated to proceed with Closing as to all of the Interests without curative action by Seller with respect to such environmental conditions and without an adjustment to the Sale Price.

                           (b) If the collective value of the environmental conditions equals or exceeds 1% of the Sale Price, the Parties may refer the matter to a mutually agreed upon third party expert for determination. The determination of such expert shall be binding on the Parties, and the Sale Price will be reduced by the positive difference, if any, between the determined value of the environmental conditions and one percent (1%) of the Sale Price. The Parties will be obligated to proceed with Closing, subject to the termination rights of the Parties under
                                    Article 6 and subpart (d) of this Section
                                    5.3.3.

                           (c) If the collective value of the environmental conditions equals or exceeds 1% of the Sale Price, and the Parties agree with respect to the existence of such conditions and the value thereof, the Sale Price will be reduced by the positive difference, if any, between the agreed upon value of the environmental conditions and one percent (1%) of the Sale Price, and the Parties will be obligated to proceed with Closing, subject to the termination rights of the Parties under Article 6 and subpart (d) of this Section 5.3.3.

                           (d) If the collective value of the environmental conditions equals or exceeds 25% of the Sale Price, either Party may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Interests under this Agreement. However, the right of termination under this subpart (d) must be exercised no later than 3 business days before Closing, after which both Parties will be deemed to have waived their termination rights under this subpart
                                    (d) in connection with environmental
                                    conditions.

                  (iii) Subject to any agreement by Buyer and Seller to cure an environmental condition and notwithstanding any agreement by Buyer and Seller to reduce the Sale Price due to an environmental condition with respect to the Interests, or any other provision of this Agreement, Buyer at Closing will assume all environmental obligations with respect to the Interests, as provided in Section 8.2.

5.4      Government Approvals.

         5.4.1 Title Pending Governmental Approvals. Until Seller and Buyer obtain any necessary federal, state and Indian approvals of the assignment of Leases or other Interests requiring such approval, Seller will continue to hold record title to such Leases or other Interests as nominee for Buyer. If Seller continues to operate the Interests pending such approval, Seller and Buyer will have the rights and obligations with respect to the operation of the Interests set forth in
                   Section 11.3.

         5.4.2 Denial of Required Government Approvals. If any required approval is finally denied, Seller shall pay Buyer the Allocated Value of the affected Leases or other affected Interests, and Buyer shall immediately reassign such Leases or other Interests to Seller and Seller shall reimburse Buyer for (i) an amount equal to its operating expenses minus its revenues related to the affected Interests and (ii) other expenditures incurred by Buyer on such affected Interests incurred between the Effective Date and the date of such reassignment.

5.5      Preferential Rights and Consents to Assign.

         5.5.1     Notices to Holders.

                   (i) If any of the Interests is subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively, "Preferential Rights"), or third party consents to assign, lessor's approvals or similar rights (collectively, "Consents"), Seller shall use reasonable efforts to (1) notify the holders of the Preferential Rights and consents that it intends to transfer the Interests to Buyer, (2) provide them with any information about the transfer of the Interests to which they are entitled, and (3) in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Interests to Buyer.

                   (ii) Seller shall promptly notify Buyer whether (a) any Preferential Rights are exercised, waived or deemed waived, (b) any Consents are denied, or (c) the requisite time periods have elapsed without any Preferential Rights being exercised or Consents being received. Seller will not be liable to Buyer if any Preferential Rights are exercised, or any Consents are denied, except as expressly provided in this
                           Section 5.5.

         5.5.2 Remedies Before Closing . If Seller is unable before Closing to obtain the required Consents (other than Consents ordinarily obtained after closing and Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements) and waivers of all Preferential Rights, then:

                   (i) Seller and Buyer by agreement may proceed with Closing as to the Interests affected by the unwaived Preferential Rights or unobtained Consents, subject to the further obligations of Seller and Buyer set forth in Section 5.5.3 in the event that such Preferential Rights are validly exercised or such Consents are ultimately denied after Closing;

                   (ii) Either Seller or Buyer may exclude the affected portion of the Interests from the transaction under this Agreement, adjust the Sale Price by the Allocated Value of the excluded Interests, and proceed with Closing as to the rest of the Interests; or

                   (iii) In addition to the remedies set forth in subparts (i) and (ii) of this Section 5.5.2, Buyer may exercise the termination rights set forth in Article 6.

         5.5.3    Remedies After Closing.

                   (i) Preferential Rights. After Closing, if (a) any holder of Preferential Rights alleges improper notice of sale, or (b) Seller or Buyer discover, or any third party alleges, the existence of additional Preferential Rights, Seller and Buyer will attempt to obtain waivers of those discovered or alleged Preferential Rights. If Seller and Buyer are unable to obtain waivers of such Preferential Rights, or the third party ultimately establishes and exercises its rights, and such exercise denies the Interests to Buyer, then Buyer and Seller will rescind the assignment of the affected Interests under this Agreement, after which Seller shall pay Buyer the Allocated Value of the affected Interests, and Buyer shall immediately reassign the affected Interests to the Seller. Rescission of the assignment of the affected Interests and receipt of the Allocated Value of the affected Interests shall be Buyer's sole remedy if undiscovered or alleged Preferential Rights are exercised or Consents are denied after Closing; provided, however, that Seller shall reimburse Buyer for (i) an amount equal to its operating expenses minus its revenues relating to the affected Interests and (ii) other expenditures incurred by Buyer on such affected Interests between the Effective Date and the date of such rescission.

                   (ii) onsents. After Closing, if Seller or Buyer discover, or any third party alleges, the existence of additional Consents, Seller and Buyer will attempt to obtain waivers of those discovered or alleged Consents. If Seller and Buyer are unable to obtain waivers of such Consents , and such unwaived Consents deny the affected Interests to Buyer, then Seller and Buyer will rescind the assignment of the affected Interests under this Agreement, after which Seller shall pay Buyer the Allocated Value of the affected Interests, and Buyer shall immediately reassign the affected Interests to the Seller. Rescission of the assignment of the affected Interests and receipt of the Allocated Value of the affected Interests shall be Buyer's sole remedy if undiscovered or alleged Preferential Rights are exercised or Consents are denied after Closing; provided, however, that Seller shall reimburse Buyer for (i) an amount equal to its operating expenses minus its revenues relating to the affected Interests and (ii) other expenditures incurred by Buyer on such affected Interests between the Effective Date and the date of such rescission.

5.6      Title Defects.

         5.6.1 Definition of Title Defect. For the purpose of this Agreement, a "Title Defect" shall mean any material deficiency other than Permitted Encumbrances (as defined below) in the Interests or Seller's title to the Interests which results in:

                   (i) Seller's title at the Effective Date and at the Closing Date, as to one or more Interests, being subject to an outstanding mortgage, deed of trust, lien or security interest;

                   (ii) Seller owning less than the net revenue interest shown on Exhibit A, Schedule I hereto or being obligated to bear a share of the costs and expenses of operation greater than the working interest shown on Exhibit A, Schedule I hereto without a corresponding increase in net revenue interest; or

                   (iii) Seller's rights and interests being reduced by virtue of the exercise by a third party reversionary or back-in interest, farmout of other than wellbore rights, or other similar right not reflected on Exhibit A, Schedule I.

                   (iv)    Permitted Encumbrances shall mean:

                           A. liens or other security interests for (i) taxes
                              which are not yet delinquent, (ii) mechanic's or materialmen's liens (or other similar liens) or a lien under an operating or similar agreement to the extent the same relates to expenses incurred which are not yet delinquent or will be released prior to Closing; and

                           B. imperfections in title, which, if asserted, would
                              otherwise cause a Title Defect and which are normally waived by persons engaged in the oil and gas business with knowledge of all the facts when purchasing producing properties.

                  Neither the environmental condition of the Interests nor any failure to obtain Consents to the transfer of Contracts will be considered a Title Defect under this Section 5.6.

         5.6.2 Notice of Title Defects. Upon the discovery of a Title Defect by Buyer, Buyer shall immediately notify Seller in writing. Any such notice by Buyer shall include appropriate evidence and documentation to substantiate its position and shall be delivered to Seller on or before five (5) days prior to Closing Date (the "Title Claim Date"). After the Title Claim Date, the Interests shall be deemed to be free of Title Defects except for those for which notice has been timely provided as set forth herein. Any Title Defect which is not disclosed to Seller on or before the Title Claim Date shall conclusively be deemed waived by Buyer for all purposes.

         5.6.3 Right to Cure Title Defect. If Buyer notifies Seller of a Title Defect as provided in Section 5.6.2, Seller shall have the right but not the obligation to cure the Title Defect. If Seller chooses to cure a Title Defect, Seller must cure the Title Defect before Closing, unless the Parties otherwise agree in writing.

         5.6.4 Remedies for Uncured Title Defects. If Buyer notifies Seller of any Title Defect as provided in Section 5.6.2, and Seller refuses or is unable to cure the Title Defect before Closing, then Buyer and Seller will have the following rights and remedies with respect to the uncured Title Defects, unless the Parties otherwise agree in writing.

                   (i) Buyer may waive the uncured Title Defect and proceed with Closing.

                   (ii) If an uncured, unwaived Title Defect reduces the value of the Interest affected by an amount less than one percent (1%) of the Allocated Value of that Interest, Seller and Buyer will be obligated to proceed with Closing as to the affected Interest without adjustment to the Sale Price.

                   (iii) If an uncured, unwaived Title Defect reduces the value of the Interest affected by an amount equal to or more than one percent (1%) of the Allocated Value of the affected Interest, the Parties will attempt to agree on the value of the Title Defect. If the Parties are unable to agree as to whether the Title Defect exists or the value thereof, Seller and Buyer may refer the matter to a mutually agreeable third party expert for determination. The determination of such expert shall be binding on the Parties. Seller and Buyer shall reduce the Sale Price by the value agreed upon by the Parties or determined by the expert (as applicable) if the determined value exceeds one percent (1%) of the Allocated Value of the affected Interest and proceed with Closing.

                   (iv) If an uncured, unwaived Title Defect reduces the value of the affected Interest by an amount equal to or more than fifty percent (50%) of the Allocated Value of that Interest, Seller or Buyer, in its sole discretion, may exclude the affected Interest from the transaction under this Agreement, in which case Seller and Buyer will adjust the Sale Price by the Allocated Value of the excluded Interest, and proceed with Closing as to the balance of the Interests.

5.7      Casualty Losses and Government Takings.

         5.7.1 Notice of Casualty Losses and Government Takings. If, prior to the Closing Date, all or part of the Interests is damaged or destroyed by fire, flood, storm or other casualty ("Casualty Loss"), or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened ("Government Taking"), Seller must promptly notify Buyer in writing of the nature and extent of the Casualty Loss or Government Taking and Seller's estimate of the cost required to repair or replace that portion of the Interests affected by the Casualty Loss or value of the Interests taken by the Government Taking.

        5.7.2 Remedies for Casualty Losses and Government Takings. With respect to each Casualty Loss to or Government Taking of the Interests, Seller and Buyer will have the following rights and remedies.

                  (i) If the agreed cost to repair or replace the portion of the Interests affected by the Casualty Loss or the agreed value of the Interests taken in any Government Taking is less than twenty-five percent (25%) of the Allocated Value of the Interests affected, the Sale Price will be adjusted by the agreed cost of the Casualty Loss or the agreed value of the Interests taken by the Government Taking, and the Parties will proceed with Closing.

                   (ii) If the agreed cost to repair or replace the portion of the Interests affected by the Casualty Loss or the agreed value of the Interests taken in any Government Taking equals or exceeds twenty-five percent (25%) of the Allocated Value of the Interests affected, either Seller or Buyer, in its sole discretion, may exclude the affected Interest from the transaction under this Agreement, in which case Seller and Buyer will adjust the Sale Price by the Allocated Value of the excluded Interest and proceed with Closing as to the balance of the Interests, or Buyer may elect to adjust the Sale Price by the agreed cost of the casualty loss or the agreed value of the Interests taken by the government taking, and the parties will proceed with closing.

                   (iii) In addition to the remedies set forth in subparts (i) and (ii) of this Section 5.7.2, Seller and Buyer will have the termination rights in connection with Casualty Losses and Government Takings as set forth in Section 5.8.

         5.7.3 Insurance Proceeds and Settlement Payments. If Seller and Buyer adjust the Sale Price of the Interests due to a Casualty Loss or Government Taking, and proceed with Closing, Seller will be entitled to retain (i) all insurance proceeds payable to Seller with respect to any such Casualty Loss,
                   (ii) all sums paid to Seller by third parties by reason of any such Casualty Loss, and (iii) all compensation paid to Seller with respect to any such Government Taking.

         5.7.4 Exclusion of Ordinary Depreciation and Depletion. Buyer will assume all risk and loss with respect to any change, between the Effective Date and the Closing Date, in the condition of the Interests resulting from production of Hydrocarbons through normal depletion (including the watering-out or sand infiltration of any well) and the depreciation of personal property through ordinary wear and tear. None of the events or conditions set forth in this Section 5.7.4 will be considered a Casualty Loss with respect to the Interests, nor will they be cause for any other reduction in the Sale Price, or give rise to any right to terminate this Agreement.

5.8      Termination Due to Impairments to the Interests.

         5.8.1     Right to Terminate.

                   (i) If, on the Closing Date, the Allocated Value of all Interests to be excluded from the transaction contemplated by this Agreement due to unwaived, uncured Title Defects, unwaived Preferential Rights, unobtained Consents or environmental conditions on the Interests exceeds twenty-five percent (25%) of the total Allocated Value of all of the Interests, either Buyer or Seller may terminate this Agreement, and neither Party will have any further obligation to conclude the transfer of the Interests under this Agreement.

                   (ii) If, on or before the Closing Date, a Casualty Loss or Government Taking has occurred with respect to the Interests, and (a) Buyer and Seller have been unable to agree on the cost of the Casualty Loss or the value of the Interests taken in any Government Taking, or (b) the agreed cost to repair or replace the portion of the Interests affected by the Casualty Loss or the agreed value of the Interests taken in any Government Taking equals or exceeds 25% of the total Allocated Value of all of the Interests, then either Buyer or Seller may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Interests under this Agreement.

         5.8.2 Notice of Termination. Any Party exercising a right of termination under this Section 5.8 must notify the other Party in writing no later than 3 business days before the Closing Date of its election to terminate this Agreement.

ARTICLE 6.  TERMINATION AND EFFECT OF TERMINATION.

6.1 Right to Terminate. If, on the Closing Date, the Sale Price is to be reduced as a result of uncured Title Defects and/or Casualty Losses or Government Takings by an aggregate amount equal to or greater than fifty percent (50%) of the total unadjusted Sale Price, Seller or Buyer shall have the right, in its sole discretion, to terminate this Agreement, and thereafter neither Party will have any further rights, duties or obligations under this Agreement, except for the return of the Earnest Money to Buyer. Either Seller or Buyer may exercise this right by notifying the other party of its election to terminate this Agreement in writing no later than three (3) business days before the Closing Date.

6.2 Effect of Termination. The following provisions shall apply in the event this Agreement is terminated prior to the Closing Date.

         6.2.1 Termination by Agreement. If this Agreement is terminated by the mutual agreement of the Seller and the Buyer and not as the result of the failure of either party to perform its obligations hereunder, such termination shall be without liability of any party to this Agreement or any shareholder, director, officer, employee, agent or representative of such party, and the Seller shall return the Earnest Money (without interest) to the Buyer promptly and neither Party will have any further rights, duties or obligations.

         6.2.2 Termination as a Result of Buyer's Breach. If this Agreement is terminated (i) by Seller pursuant to Section 7.3 hereof or
                   (ii) as a result of the failure of Buyer to perform its obligations hereunder, then Seller shall be entitled to retain the Earnest Money as liquidated damages and as reimbursement for Seller's out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement. The parties hereby acknowledge that the extent of damages to Seller occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damage.

         6.2.3 Termination as a Result of Seller's Breach. If this Agreement is terminated as a result of the failure of Seller to satisfy the conditions to closing of Buyer set forth in section 7.1, then Seller shall return the Earnest Money (with interest at the prime rate of interest of Chase Bank) promptly, and neither Seller nor Buyer shall have any further rights, duties or obligations under this Agreement, except that Seller shall reimburse Buyer for all necessary and reasonable out of pocket expenses paid to unaffiliated third parties and incurred directly in the negotiation of this Agreement and the conducting of due diligence up to but not in excess of One Million Dollars ($1,000,000).

         6.2.4 Failure of Seller to Close. In the event that (i) all of Buyer's conditions to closing set forth in Section 7.1 have been satisfied or waived in writing by Buyer and (ii) all of Seller's conditions to closing set forth in Section 7.2 have been satisfied or waived in writing by Seller and (iii) Seller fails to consummate the transactions contemplated by this Agreement, then Buyer's sole and exclusive remedy shall be (x) the return of the Earnest Money (with interest at the prime rate of interest of Chase Bank) and (y) the payment by Seller to Buyer of $10,000,000.00 in recognition of the significant expenditure of executive time and resources incurred by Buyer in connection with the negotiation of this Agreement and investigation of the transactions contemplated hereby and in light of the difficulty in calculating the value of such executive time and resources.

         6.2.5 Termination Pursuant to Sections 5.8 and 6.1. If this Agreement is terminated by either party pursuant to Section
                   5.8 or 6.1 hereof, then Seller shall return the Earnest Money (with interest at the prime rate of interest of Chase Bank) promptly, and neither Party shall have any further rights, duties or obligations under this Agreement.

ARTICLE 7. CONDITIONS OF CLOSING AND CLOSING.

7.1 Conditions to Closing of Buyer. The obligation of Buyer to close the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions.

         7.1.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true, correct, and not misleading in all material respects, and Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Seller.

         7.1.2 Consents. Seller shall have obtained and delivered to Buyer all necessary consents for transfer of the Interests, except those which by their nature cannot be requested or obtained until after Closing.

         7.1.3 Lawsuits and Claims. No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare the transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

         7.1.4 Closing as to Wamsutter. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be obligated to close on the Interests owned by Wamsutter if the conditions to closing applicable to Wamsutter and the Interests owned by Wamsutter have been satisfied; provided, however, to the extent that Abraxas and Wamsutter each own an interest in the properties included in the Interests owned by Wamsutter, Wamsutter and Buyer shall agree upon an allocation of the values between the interests in the properties owned by Abraxas and Wamsutter and such allocation will be used to determine the Sale Price to be paid to Wamsutter.

7.2 Conditions to Closing of Seller. The obligation of Seller to close the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions.

         7.2.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true, correct, and not misleading in any and all material respects, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Buyer.

         7.2.2 Lawsuits and Claims. No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

         7.2.3 Bonds and Insurance. Seller shall have received evidence that Buyer has in place, effective on or before the Closing Date and relating to the ownership of the Interests after the Closing Date (i) all necessary state, federal and local bonds, and (ii) insurance as is reasonable and customary in the industry.

7.3 Closing. The Closing ("Closing") shall occur on or before March 31, 2000 at 10:00 a.m. ("Closing Date"), at the offices of Thompson & Knight LLP, 1200 Smith Street, Suite 3600, Houston, Texas. If the transaction fails to close by said date for any reason, Seller shall have the unilateral right and option to either extend the Closing Date or to terminate the Purchase and Sale Agreement; provided that if termination is caused by Seller's breach of a material term of this Agreement, termination shall occur under Section 6.2.3 and if Seller terminates this Agreement because the transaction fails to close by said date or termination of this Agreement is caused by Buyer's breach of any material term of this Agreement, termination shall occur under
         Section 6.2.2.

7.4 Actions to Occur at Closing. At Closing the following actions shall occur.

         7.4.1 Delivery of Assignment. Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale substantially in the form and substance of Exhibit D attached hereto and made a part hereof for all purposes and such other documents and instruments as may be necessary to effectuate the transactions contemplated by this Agreement, covering all of the Interests to be sold pursuant hereto;

         7.4.2 Delivery of Sale Price. Buyer shall deliver to Seller by wire transfer the total Sale Price as adjusted hereunder, subject to further adjustment after Closing as provided for herein.

         7.4.3 Change of Operatorship Forms. Seller and Buyer shall execute designation of operator forms required by applicable conservation or regulatory agencies and notices to third party working interest owners of the change of ownership.

         7.4.4 Evidence of Bonds. Buyer shall deliver to Seller evidence of its appropriate state and federal plugging bond, surety letter, or letter of credit acceptable to such authority to authorize Buyer's right to conduct operations.

         7.4.5 Possession of the Interests. Seller shall, subject to the terms of any applicable operating agreements and to the provisions hereof, deliver to Buyer exclusive possession of the Interests.

7.5 Post-Closing Obligations. Seller and Buyer shall have the following post-closing obligations:

         7.5.1 Delivery of Records. Seller shall provide Buyer, promptly after Closing, at Buyer's sole expense, any maps, reports and other written material relating to the Interests, including without limitation, lease files, property records, contract files, operations files, copies of tax and accounting records and files (other than Seller's income tax returns), well files, core analyses and hydrocarbon analyses, well logs, mud logs, core data, field studies, seismic, geological, geochemical or geophysical data or interpretations thereof ("Records"); however, Seller shall have no obligation to furnish Buyer (i) Seller's income tax returns, or (ii) any data or information which Seller considers confidential or proprietary or which Seller cannot provide Buyer because of third-party restrictions. Buyer agrees to maintain the Records and allow Seller reasonable access thereto for a period of six (6) years after Closing. Buyer shall notify Seller before destroying any Records prior to the expiration of the six (6) year period following closing.

         7.5.2 Recording and Filing. Buyer, within thirty (30) days after the Closing Date, shall (i) record all assignments, conveyances and other instruments that must be recorded to effectuate the transfer of the Interests, (ii) file for approval with the applicable governmental and Tribal agencies all state, federal and Indian transfer and assignment documents for the Interests, and (iii) file with the applicable governmental and Tribal agencies all applications and other documents required for the transfer of permits and operatorship of the Interests. Buyer shall provide Seller a recorded copy of each assignment, conveyance and other recorded instrument, and approved copies of the state and federal transfer and assignment documents, if any, as soon as they are available.

         7.5.3 Change of Operator Requirements. Buyer shall comply with all applicable laws, ordinances, rules and regulations, orders, terms of permits and authorizations of any governmental or Tribal body which may have jurisdiction with respect to the Interests to be transferred hereunder (including, without limitation, the filing with such governmental and Tribal bodies of any and all compliance reports, notices, or other compliance documents which are due after the Closing Date regardless of the period covered by such reports, notices or documents) and shall promptly obtain and maintain all permits and bonds required by public authorities in connection with the Interests.

         7.5.4 Further Assurances. Seller and Buyer agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

ARTICLE 8. ASSUMPTION OF OBLIGATIONS.

8.1 Ownership and Operations. Upon and after Closing, Buyer shall assume and perform all the rights, duties, obligations and liabilities of ownership and operation of the Interests, including without limitation:
         (i) all of Seller's express and implied obligations and covenants after the Effective Date under the terms of the Leases, the Related Contracts and all other orders and contracts to which the Interests are subject;
         (ii) responsibility for all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Interests are subject accruing after the Effective Date; (iii) responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Interests, and the procurement and maintenance of all permits required by public authorities in connection with the Interests after the Effective Date; and (iv) all other obligations assumed by Buyer under this Agreement. With respect to (i) any part of the Interests for which Buyer is not duly elected operator, or (ii) any non-operating interests in the Interests being transferred to Buyer under this Agreement, Buyer shall assume full responsibility and liability for that portion of the foregoing rights, duties, obligations and liabilities for which non-operators are responsible. Seller remains responsible for all costs, expenses and liabilities incurred by Seller in connection with the ownership or operation of the Interests before the Effective Date, except (i) those for which Buyer indemnifies Seller, (ii) those arising out of specific matters or Claims for which Buyer has received an adjustment to the Sale Price or (iii) those which Buyer assumes in this Agreement.

8.2 Plugging and Abandonment Obligations. From and after the Effective Date, Buyer assumes full responsibility and liability for the following obligations related to the Interests (the "Plugging and Abandonment Obligations"): (i) plugging, replugging and abandoning the wells located on the Interests and any wells drilled after the Effective Date; (ii) removing and disposing of all structures and equipment located on or comprising part of the Interests; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising, part of the Interests; (iv) restoring the leasehold premises of the Interests, both surface and subsurface, to the condition they were in before commencement of oil and gas operations, as may be required by applicable laws, regulation or contract; and (v) any necessary disposal of Interests contaminated by naturally occurring radioactive material ("NORM"). Buyer's obligations under this Section
         8.2 include without limitation obligations arising from contractual requirements and demands made by authorized regulatory bodies or parties claiming a vested interest in the Interests. Buyer shall obtain a performance bond, or increase its existing performance bond, to cover its obligations under this Section 8.2 in at least the minimum amount required by state or federal law, rule or regulation. Buyer shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations. With respect to any non-operating interests in the Interests being transferred to Buyer under this Agreement, Buyer shall assume full responsibility and liability, from and after the Effective Date, for that portion of the Plugging and Abandonment Obligations for which non-operators are responsible. Notwithstanding anything to the contrary contained herein, Seller shall be responsible for all costs of such plugging and other operations actually incurred prior to the Effective Date.

8.3 Environmental Obligations. From and after the Effective Date, except for the Excluded Environmental Obligations (defined below), Buyer assumes full responsibility and liability for the following occurrences, events and activities on or related to the Interests (the "Environmental Obligations"), whether arising before or after the Effective Date: (i) environmental pollution or contamination, including pollution of the soil, groundwater or air; (ii) underground injection activities and waste disposal onsite or offsite; (iii) cleanup responses, and the cost of remediation, control or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds or lagoons; (iv) failure to comply with applicable land use, surface disturbance, licensing or notification requirements; (v) violation of environmental or land use laws, rules, regulations, demands or orders of appropriate state or federal regulatory agencies. With respect to any non-operating interests in the Interests being transferred to Buyer under this Agreement, Buyer agrees to assume full responsibility and liability, from and after the Effective Date, for that portion of the Environmental Obligations for which non-operators are responsible. The Environmental Obligations assumed by Buyer shall not include any Environmental Obligations (i) for occurrences, events and activities on or related to the Interests which arise before the Effective Date, (ii) the liability for which is asserted by third parties unaffiliated with Buyer and (iii) the liability for which is asserted in writing to Seller on or before the date nine (9) months after the Effective Date (such Environmental Obligations are herein called the "Excluded Environmental Obligations").

ARTICLE 9.  INDEMNITIES AND INSURANCE.

9.1 Application of Indemnities. Unless this Agreement expressly provides to the contrary, the indemnities set forth in this Agreement apply regardless of whether: (i) the indemnified party (or its employees, agents, contractors, successors, or assigns) causes, in whole or part, an indemnified Claim; (ii) an indemnified Claim arises out of or results from the indemnified party's (or its employees, agents, contractors, successors or assigns) sole or concurrent negligence; or
         (iii) the indemnified party (or its employees, agents, contractors, successors or assigns) is deemed to be strictly liable, in whole or part, for an indemnified Claim. Notwithstanding the previous sentence, a party's obligation to indemnify and hold the other party harmless under this Agreement does not apply to the extent such obligation relates to a loss or liability resulting from the gross negligence or willful misconduct of the party with the right to be indemnified and held harmless. All indemnities set forth in this Agreement in favor of the Seller, shall extend to the Seller Indemnified Group and cover the acts and omissions of the Seller Indemnified Group, and if in favor of the Buyer, shall extend to the officers, directors, employees, affiliates, contractors, successors and assigns of the Buyer (the "Buyer Indemnified Group"), and cover the acts and omissions of the Buyer Indemnified Group. With respect to any Claim, the indemnified party shall have the right, but not the obligation, to participate fully in the Defense of the Claim.

9.2 Buyer's Indemnity. From and after the Closing Date, Buyer shall indemnify, defend and hold the Seller Indemnified Group harmless from and against any and all Claims caused by, resulting from and incident to: (i) Buyer's ownership or operation of the Interests after the Effective Date, including, without limitation, the obligations assumed by Buyer in Section 8.1; (ii) all Plugging and Abandonment Obligations arising before or after the Effective Date as provided in Section 8.2;
         (iii) all Environmental Obligations, other than any Excluded Environmental Obligations, whether arising before or after the Effective Date; (iv) Buyer's disbursement of production proceeds from the Interests accruing after the Effective Date, including suspended proceeds; (v) any obligations for broker's fees incurred by Buyer in connection with the purchase of the Interests; (vi) any failure by Buyer to comply with applicable laws, ordinances, rules and regulations pertaining to the Interests, and procure and maintain permits required by public authorities in connection with the Interests; (vii) any violation by Buyer of state or federal security laws, or Buyer's dealings with its partners, investors, financial institutions and other third parties with respect to this Agreement, (viii) any oil and gas production imbalances associated with the Interests the Buyer assumes pursuant to Section 12.17, and (ix) Buyer's operation of any Interest that is reconveyed or reassigned to Seller pursuant to Sections 5.4.2 or 5.5.3(ii) due to failure to obtain Consents or government approvals.

9.3 Seller's Indemnity. Seller shall indemnify, defend and hold the Buyer Indemnified Group harmless from and against any and all Claims caused by, resulting from or incidental to: (i) Seller's ownership or operation of the Interests before the Effective Date, except to the extent such obligations are assumed by Buyer in Article 8 and Section
         9.2 ; (ii) Seller's disbursement of production proceeds from the Interests accruing before the Effective Date; (iii) any failure by Seller to comply with applicable laws, ordinances, rules and regulations pertaining to the Interests (exclusive of Environmental Obligations), and procure and maintain permits required by public authorities in connection with the Interests for periods prior to the Effective Date, and (iv) any Excluded Environmental Obligation. The indemnity set forth above pursuant to Section 9.3(i), 9.3(iii) and 9.3(iv) shall survive for a period of two (2) years from and after the Effective Date. The indemnity set forth in Section 9.3(ii) shall survive for the applicable statute of limitations, if any. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability to Buyer or the Buyer Indemnified Group or obligation to indemnify Buyer or the Buyer Indemnified Group for any specific matter or Claim for which Buyer has received an adjustment to the Sale Price including, without limitation, any adjustment pursuant to Sections 2.2, 2.3, 5.3.3, 5.4.2, 5.5.2, 5.5.3, 5.6.4, 5.7.2 and
         5.8.1. Notwithstanding anything to the contrary set forth in this Agreement, Seller's and the Seller Indemnified Group's aggregate liability for any Claims pursuant to this Section 9.3 shall not exceed $10,000,000.00.


9.4 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM). SCALE INFORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, AND OTHER PROPERTY. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims (including without limitation cleanup and disposal costs) arising out of the existence of NORM on any Interests transferred to Buyer under this Agreement.

9.5 Limitations on Liabilities. Neither Seller nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for (i) any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation if such breach, misrepresentation or noncompliance shall have been waived by the other party, (ii) any misrepresentation or breach of warranty if such other party had knowledge of the relevant facts at or before Closing or (iii) any misrepresentation or breach of warranty if such other party should have known, from the public records of the relevant facts at or before Closing. Buyer covenants and agrees that it shall notify Seller of any inaccuracy in any of Seller's representations and warranties set forth in this Agreement discovered by Buyer during the due diligence process.


ARTICLE 10.  TAXES AND EXPENSES.

10.1 Recording and Transfer Expenses. Buyer shall pay all costs of recording and filing (i) the assignments delivered hereunder for the Interests,
         (ii) all state, federal and Indian transfer and assignment documents,
         (iii) all applications and other documents required for the transfer of permits and operatorship of the Interests, and (iv) all other instruments.

10.2 Ad Valorem, Real Property and Personal Property Taxes. All Ad Valorem Taxes, Real Property Taxes, Personal Property Taxes, and similar obligations ("Property Taxes") on the Interests are Seller's obligation for periods before the Effective Date and Buyer's obligation for periods on and after the Effective Date. If Property Taxes for the current year have not been assessed and paid as of the Closing Date, the Buyer shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. The Seller will reimburse the Buyer promptly for the Seller's proportionate share of these taxes, prorated as of the Effective Date, upon receipt of evidence of the Buyer's payment of the taxes. If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, the Buyer will reimburse the Seller for its proportionate share of these taxes, prorated as of the Effective Date, as a closing adjustment to the Sale Price, as provided in Section 2.2 of this Agreement.

10.3 Severance Taxes. Seller shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Interests, or the receipt of proceeds therefrom, to the extent attributable to production from the Interests before the Effective Date. Buyers shall bear and pay all such taxes on production from the Interests on and after the Effective Date. Seller shall withhold and pay on behalf of Buyer all such taxes on production from the Interests between the Effective Date and the Closing Date, and the amount of any such payment shall be reimbursed to Seller as a closing adjustment to the Sale Price pursuant to Section
         2.2 hereof. If either Party pays taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying Party promptly for its proportionate share of such taxes.

10.4     Tax and Financial Reporting.

         10.4.1 IRS Form 8594. If the Parties mutually agree that a filing of Form 8594 is required, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the Allocated Values of the Interests.

         10.4.2 Financial Reporting. Seller and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

         10.4.3 Intangible Drilling Cost Recapture. Seller and Buyer agree to furnish to each other, at Closing or as soon as practicable thereafter, data relevant to deductions claimed, pursuant to
                   Section 263(c) of the Internal Revenue Code of 1986, for intangible drilling costs related to the Interests, and any other relevant data to allow each Party to calculate the carryover intangible drilling costs associated with the Interests that is subject to potential recapture under
                   Section 1254(a) of the Internal Revenue Code of 1986.

10.5 Sales and Use Taxes. Buyer shall be responsible for all sales, use and similar taxes applicable to the transfer of the Interests. If Seller is required to pay such sales, use or similar taxes on behalf of Buyer, Buyer will reimburse Seller at Closing for all sale and use taxes due and payable on the transfer of the Interests to Buyer. Buyer shall indemnify Seller and hold Seller harmless from any liability, including, without limitation, penalties, interest and attorneys' fees, arising out of Buyer's failure to pay Seller at Closing the amount equal to all state and local taxes payable by Seller on the transfer of ownership of any tangible personal property.

10.6 Income Taxes. Each Party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

10.7 Incidental Expenses. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.


ARTICLE 11.  OPERATIONS DURING THE TRANSITION PERIOD.

11.1 Operations by Seller. Seller shall continue to operate that portion of the Interests for which Seller is the operator during the period between the Effective Date and 7:00 a.m., local time where the Interests are located, on the first day of the month following the month in which Closing occurs, or such other date as Seller and Buyer may agree in writing or may be required by the applicable operating agreement (the "Interim Period"). However, Seller will have no obligation to operate any portion of the Interests after the Interim Period except as provided for in Section 11.4 of this Agreement. Seller shall continue to operate the Interests during the Interim Period as a reasonably prudent operator, in a good and workmanlike manner with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with , applicable laws and regulations, and all applicable lease and operating agreements and other applicable agreements but in no event shall it have any liability for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct. Transfer of operations for the Interests is controlled by the applicable operating agreements and governmental regulatory requirements. Buyer shall have no indemnity obligations to Seller arising out of Seller's operations during the Interim Period.

11.2 Buyer's Approval. In conducting operations during the Interim Period after the Closing Date, Seller shall, except for emergency action taken in the face of serious risk of life, property or the environment, (i) obtain Buyer's prior written approval of all expenditures and proposed contracts and agreements, or amendments to existing contracts and agreements relating to the Interests that involve individual commitments of more than $50,000.00; (ii) consult with and advise Buyer regarding all material matters concerning the operation, management and administration of the Interests; and (iii) obtain Buyer's written approval before voting under any operating, unit, joint venture or similar agreement. Seller shall notify Buyer of any emergency action taken, and to the extent reasonably practicable, obtain Buyer's prior approval of such actions. However, except for emergency action that must be taken in the face of serious risk of life, property or environment, Seller will have no obligation to undertake any actions with respect to the Interests that are not required in the course of the normal operation of the Interests.

11.3 Operation of Certain Interests After Interim Period. Buyer and Seller recognize that Seller may remain the record title owner of certain portions of the Interests after the Interim Period, pending receipt of government transfer approvals, as provided in Section 5.4.1. If Seller is required to remain the operator of the affected Interests until the required approvals are obtained, then Seller will operate the affected Interests during the period prior to receiving such approvals, as provided in Sections 11.1 and 11.2.


ARTICLE 12.  MISCELLANEOUS.

12.1 Notices. All communications required or permitted under this Agreement shall be in writing and any communications or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, to the address set forth below:

                                     SELLER

                                    Abraxas Petroleum Corporation
                                    500 North Loop 1604, East
                                    Suite 100
                                    San Antonio, Texas 78232
                                    Attention: Robert Carington
                                    Phone:  210-490-4788
                                    Fax:  210-490-8816

                                    Abraxas Wamsutter L.P.
                                    500 North Loop 1604, East
                                    Suite 100
                                    San Antonio, Texas 78232
                                    Attention: Robert Carington
                                    Phone:  210-490-4788
                                    Fax:  210-490-8816


                                      BUYER

                                    Samson Resources Company
                                    Samson Plaza
                                    Two West Second Street
                                    Tulsa, Oklahoma 74103-3103
                                    Attention: Robert C. Bilger
                                    Phone:  918-591-1297
                                    Fax:  918-591-1711

                  Copy to:          Jack A. Canon,
                                    Senior Vice President/General Counsel
                                    Samson Resources Company
                                    Samson Plaza
                                    Two West Second Street
                                    Tulsa, Oklahoma  74103-3103
                                    Phone:  918-591-1009
                                    Fax:    918-591-1718

12.2 Further Assurance. After Closing, each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser of oil and gas production from the Interests, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Interests. Buyer shall take all actions necessary to effectuate the transfer of such payments to Buyer. After final settlement has been made, additional proceeds received by or expenses paid by either Buyer or Seller on behalf of the other party shall be settled by invoicing such Party for expenses paid or remitting to such other Party any proceeds received.

12.3 Removal of Signs. Seller may either remove its name and signs from the Seller-operated Interests or require Buyer to do so. Buyer grants Seller a right of access to the Interests to remove Seller's signs and name from all wells, facilities and Leases, or to confirm that Buyer has done so. If Seller's name or signs remain on the Interests after Closing, Buyer will promptly, but no later than required by applicable rules and regulations or thirty (30) days after Closing, whichever is earlier, remove all remaining signs and references to Seller and erect or install signs complying with applicable rules and regulations, including signs showing the Buyer as Operator of the Interests.

12.4 Securities Laws. The solicitation of offers and the sale of the Interests by Seller have not been registered under any securities laws. Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Buyer represents that it intends to acquire the Interests for its own benefit and account and that it is not acquiring the Interests with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Interests or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

12.5 Due Diligence. Buyer represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Interests, which includes reviewing well-data, title, and other files, and performing necessary evaluations, assessments, and other tasks involved in evaluating the Interests, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Interests under the terms of this Agreement.

12.6 Material Factor. Buyer acknowledges that Buyer's representations under Sections 12.4 and 12.5 are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

12.7 Press Release. There shall be no press release or public communication concerning this purchase and sale by either Party, except as required by law or with the written consent of the Party not originating said release or communication. The Parties will endeavor to consult each other in a timely manner on all press releases required by law.

12.8 Entire Agreement. This instrument states the entire agreement between the Parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by all Parties. This Agreement supersedes any prior agreements between the parties concerning sale of the Interests, except that any confidentiality agreement shall continue as provided in Section 5.1 hereof. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

12.9 Assignability. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by either Party hereto without the prior written consent of the other Party.

12.10 Survival. Unless expressly limited or otherwise provided in this Agreement, all of the representations, warranties, and agreements of or by the Parties hereto shall survive the execution and delivery of the Assignment and Bill of Sale until nine (9) months after the Effective Date.

12.11 Tax Deferred Exchange Election By Seller. Seller may, at or before the Closing, designate in writing one or more properties which Buyer will acquire and trade to Seller for the Interests (herein collectively called the "Exchange Property"). In the event Seller has not found a suitable Exchange Property prior to the Closing, Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have the Sale Price paid to a qualified intermediary until Seller has designated the Exchange Property. The Exchange Property shall be designated by Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall thereupon be conveyed to Seller. In the event Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Seller. The rights and responsibilities of Seller, Buyer and the qualified intermediary shall be documented with such agreements containing such terms and provisions as shall be determined by Seller to be necessary to accomplish a tax free exchange under Section 1031 of the Code subject, however, to the limitations on costs and liabilities of Buyer set forth below. If Seller makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Interests. Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims to the extent same are the result of or are attributable to (i) any transactions undertaken by Seller pursuant to this Section
         12.11 and (ii) any act or omission of Seller relating to any transaction contemplated by this Section 12.11.

12.12 Tax Deferred Exchange Election by Buyer. Buyer may, at or before the Closing, acquire the Interests as a like-kind exchange pursuant to
         Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Interests. The rights and responsibilities of Seller, Buyer and the qualified intermediary shall be documented with such agreements containing such terms and provisions as shall be determined by Buyer to be necessary to accomplish a tax free exchange under Section 1031 of the Code subject, however, to the limitations on costs and liabilities of Seller set forth below. If Buyer makes a tax deferred exchange election, Seller shall not be obligated to pay any additional costs or incur any additional obligations in the sale of the Interests. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims to the extent same are the result of or are attributable to (i) any transactions undertaken by Buyer pursuant to this Section
         12.12 and (ii) any act or omission of Buyer relating to any transaction contemplated by this Section 12.12.

12.13 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

12.15 Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

12.16 Dispute Resolution. If a dispute arises between the Parties under this Agreement and cannot be resolved by negotiation, the Parties agree to submit the dispute to mediation before resorting to litigation. Either Party may request mediation of a dispute by sending a written request to the other Party. If either Party requests mediation of a dispute, the Parties agree to choose a mutually acceptable mediator, promptly begin mediation of the dispute, and share the costs of all mediation services equally. Each Party agrees to have present at all mediation conferences at least one individual who has authority to settle the dispute. Notwithstanding this agreement to mediate disputes, either Party may file a complaint for statute of limitation or venue reasons, or seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such protective action, the Parties will continue to try to resolve the dispute by negotiation or mediation.

12.17 Production Imbalances. Set forth in Exhibit E attached hereto and made a part hereof for all purposes is a listing of all gas imbalance volumes measured in MMBTUs and liquid imbalance volumes measured in gallons and the aggregate net volume of overproduction or underproduction, as applicable, attributable to the Interests as of the Effective Date. The Parties acknowledge that the imbalances assumed at Closing may be incorrect, and Buyer and Seller agree that the Sale Price will be adjusted, for any differences at $2.00 per mmbtu for gas imbalances and $.35 per gallon for liquid imbalances. The right to claim an adjustment under this Section 12.17 will expire 150 days after closing. Buyer will be solely responsible for any liability and solely entitled to any benefit from production imbalances relating to the Interests and arising from and after the Closing Date.

12.18 Exhibits. In the event of a conflict between the provisions of the Exhibits attached to this Agreement and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. The omission of certain provisions of this Agreement from any conveyance delivered pursuant hereto does not constitute a conflict between this Agreement and said conveyance document and will not effect a merger of the omitted provisions.

12.19 Obligations of Seller. Notwithstanding anything to the contrary set forth in this Agreement, (i) the obligations of Wamsutter under this Agreement shall be several and not joint and several and shall be the same as if Wamsutter had entered into a separate agreement covering only the Interests owned by Wamsutter being sold hereunder and (ii) the obligations of Abraxas under this Agreement shall be joint and several with those of Wamsutter.

12.20 Maintenance of Sales Proceeds. Wamsutter covenants and agrees that it shall maintain $5,000,000.00 of the Sale Price in an account in the name of Wamsutter until the date which is two (2) years after the Effective Date and, in the event that Buyer makes a Claim or Claims prior to the date which is two (2) years after the Effective Date, until such time as such Claim or Claims are finally determined.


BUYER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH THEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS LOCATED IN ARTICLE 9 WHEREIN BUYER AGREES TO INDEMNIFY SELLER IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSES AND/OR DAMAGES MAY HAVE BEEN CAUSED BY THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER, ITS EMPLOYEES , OR ANY THIRD PARTY AND EVEN THOUGH THE SELLER MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND/OR DAMAGES UNDER ANY THEORY OF LAW INCLUDING BUT NOT LIMITED TO STRICT LIABILITY.

EXECUTED as of the date first above mentioned.

SELLER:

ABRAXAS PETROLEUM CORPORATION


By:
Title:


ABRAXAS WAMSUTTER L.P.
By:Wamsutter Holdings, Inc., General Partner


Name:
Title:


BUYER:

SAMSON RESOURCES COMPANY



By:
Title: